EXHIBIT 5

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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414

                                 (303) 839-0061
--------------
Will Hart
                                 March 12, 2010


CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia  22182


This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of up to 10,021,667 shares of common stock issuable upon the exercise of its Series M warrants, up to 5,010,834 Series F warrants, and up to 5,010,834 shares of common stock issuable upon the exercise of the Series F warrants, all as referred to in the Registration Statement on Form S-3 (File No. 333-160794) filed by CEL-SCI with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, CEL-SCI is authorized to issue the shares of common stock mentioned above and such shares, when issued in accordance with the terms of the Series M and F warrants, will be lawfully issued and will represent fully paid and non-assessable shares of CEL-SCI's common stock. It is also our opinion that CEL-SCI is authorized to issue the Series F warrants and that such warrants, when issued, will be lawfully issued, fully paid and non-assessable.


Very truly yours,

HART & TRINEN

/s/ William T. Hart

William T. Hart




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